EXHIBIT 10.1

Employment Offer Letter

April 27, 2024

Dear Paul:

I am pleased to provide you with the terms and conditions of your employment with Mobile Infrastructure Corporation (the “Company” or “Mobile”).

1. Position. Effective May 16, 2024, your position will be that of Chief Financial Officer, reporting to the Chief Executive Officer and President of Mobile Infrastructure Corporation. You will perform your duties in Cincinnati, Ohio at our headquarter office location located at 30 West 4th Street, Cincinnati, OH. Through your leadership of the team reporting to you, you will be responsible for the following duties, which include but are not limited to:

Immediate Objectives:

●	Ensure timely and accurate internal and external financial reporting (including all SEC filings) and cogent memos/explanations of performance (including MD&A).
●	Establish and maintain a sound and SOX-compliant internal control environment, working to remediate material weaknesses in 2024.
●	Work with the CEO, President and Asset management team to build and maintain a financial planning and budgeting framework.
●	Oversee business analytics, dashboards and ad hoc profitability analyses to illuminate performance and/or key performance drivers.
●	Monitor financial performance vis-à-vis budget and prior period results and investigate/analyze significant variances and trends, assisting the CEO and President in developing a story behind the numbers for the board and external stakeholders.
●	Oversee internal treasury and cash management activities to ensure cash flow is maximized.
●	Work closely with senior leadership on M&A and lead the integration of acquired entities and properties.
●	Lead, develop and, as necessary, augment the finance and accounting team to execute the responsibilities listed above.

Ongoing Objectives:

●	Establish strong, partner-like relationships with the CEO and President, other members of the senior leadership team and board of directors, based on deep financial acumen and knowledge of the Company’s business, strategy, plans and performance. Anticipate key issues and informational needs that will enhance shareholder value.
●	Ensure the Company continues to have sufficient access to capital, liquidity, and funding sources, in order to support ambitious growth initiatives and M&A. Regularly review financial risk policies and exposures to confirm prudent processes are in place.
●	In partnership with the company’s Chief Executive Officer & President, evaluate and drive forward M&A opportunities. Assess the potential transaction to validate the investment thesis and objectively weigh its risks and rewards.
●	Develop quality relationships with key external constituencies including equity research analysts, institutional investors, rating agencies, and other key external advisors. Ensure the integrity of all financial and regulatory reporting, controls, processes and treasury systems. Maintain strong relationship with auditors and the Chair of the Audit Committee.
●	Elevate the Company’s brand and actively participate in relevant industry events.

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You agree to devote your full business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for the Company.

2. Starting Date/Period of Employment. Your employment shall commence on 5/13/24 (Start Date). Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice.

3. Annual Cash Compensation. Your Base Salary will be an annualized amount of $300,000 less all applicable deductions and taxes, payable in accordance with the regular payroll practices of the Company. In addition, your Target Short Term Incentive bonus will be $100,000 (33% of your base salary, consistent with other NEOs), prorated for the year of employment if you are with the Company for less than one full calendar year. All Target Incentives will be reviewed by the Compensation Committee in January and paid shortly thereafter.

4. Annual Equity Compensation. Your annual compensation will also comprise of Long-Term Incentives in the form of restricted stock units (“RSUs”) with a target grant date fair value equal to $400,000. The Long-Term Incentives will vest as follows: 50% with time based vesting over three (3) years, with one-third (1/3) vesting on each anniversary of the grant date, and 50% vesting based on performance targets as set by the Compensation Committee, in each case subject to your continued employment and otherwise in accordance with the applicable award agreement.

5. One Time Awards. As recognition of Mobile’s excitement of you joining the Company and recognizing the importance of your role and alignment with the success of the Company, you will be granted a one-time Performance Grant, consisting of 200,000 RSUs with the following vesting conditions: (i) fifty percent (50%) of the RSUs will vest at such time as the market price of the Company’s common stock equals or exceeds $13.00 per share at any time on or prior to December 31, 2026; (ii) fifty percent (50%) of the RSUs will vest at such time as the market price of the Company’s common stock equals or exceeds $16.00 per share at any time on or prior to December 31, 2028, in each case subject to your continued employment and otherwise in accordance with the applicable award agreement.

6. Benefits. You are eligible to participate in the Company’s benefit plan offerings. The benefits elected during the Company’s Open Enrollment will be effective on your first date of employment.

Disclaimer. You agree that the benefits described will be provided in accordance with their respective plan texts, documents, or policies, as the case may be, and any issues as to entitlement or payment will be governed by the terms of such documents. You further agree that the Company may unilaterally, without notice or pay in lieu thereof, revise, change, add, delete, or eliminate these benefits, and that no such change shall be considered a constructive dismissal. You further understand that nothing contained herein shall obligate the Company to adopt any particular benefit plans or programs nor to maintain any such plans or programs.

7. Vacation. You will be eligible for vacation benefits as described in the Company’s vacation policy.

8. Changes in Terms and Conditions of Employment. You acknowledge and agree that your remuneration, reporting relationships, duties, and responsibilities may change over time, as the Company deems appropriate. You agree that any such change(s) will not constitute a violation of this agreement nor affect, change, void, or render unenforceable, any other part of this agreement.

Should the Company be sold within the first 12 months of your employment at Mobile Infrastructure, the Company will grant you one year of your Annual Cash Compensation to be paid 1) at the closing of a transaction, or 2) following a transition plan, set forth by the merging entities. You will retain your rights to renegotiate a contract amenable to you with the acquiring company in lieu of this agreement, should both parties desire to do so.

9. Outside Activities. While you are employed by the Company, you agree that you will not engage in any other gainful employment, business, or activity without the written consent of the Company. You further agree that during your employment with the Company, you will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company or otherwise engage in any activity which represents a conflict of interest with the best interests of the Company. You also agree that while employed by the Company, you will not directly or indirectly engage in any business that is competitive in any manner with the business of the Corporation.

10. Expenses. The Company shall reimburse you, upon presentation of receipts and vouchers, for all reasonable expenses properly incurred by you in connection with the performance of your duties and in accordance with the Company’s established policies and practices as amended from time to time.

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11. Confidential Information & Work Product. You acknowledge that during your employment, you will have access to information about the Company and that your employment with the Company shall bring you into close contact with many confidential affairs of the Company, and its respective members, and information that you have a reasonable basis to know was accepted by the Company from any third party under obligations of confidentiality (collectively, “Confidential Information”). Confidential Information includes, but is not limited to, all information and materials of the Company, all Work Product (defined below), and all information and materials received by the Company from third parties, which is not generally publicly available, including, but not limited to, documents and information relating to the Company’s operating budget, expenses, revenues, and liabilities, financial data, plans, strategies, documents, and processes, and all other information and materials which are of a proprietary or confidential nature. In recognition of the foregoing, during and after your employment and until such time as the Confidential Information is available to the general public, you shall not, without the written consent of the Company, disclose or use or make available for anyone to use (except in the course of your employment and in furtherance of performing your duties, or as required by law) any Confidential Information and you shall use your best efforts to prevent the unauthorized publication or misuse of any Confidential Information; provided, however, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by you); or is lawfully obtained by you through means other than your employment with the Company. This provision shall be interpreted to require the maximum protection of Confidential Information permissible by applicable law.

You agree that any inventions, processes, designs, materials, products, developments, or discoveries (whether or not subject to patent, trademark, or copyright protection) that you may conceive, make, invent, develop, suggest, or reduce to practice during the course of your employment with the Company (whether individually or jointly with any other person or persons), relating in any way to the business or activities of the Company or the general industry of which the Company is a part (all of the foregoing being referred to as “Work Product”), shall, to the extent permitted by law, be a “work made for hire” within the definition of Section 101 of the Copyright Act (17 U.S.C. § 101), and shall remain the sole and exclusive property of the Company. To the extent any Work Product is not deemed to be a work made for hire within the definition of the Copyright Act, you with effect from creation of any and all Work Product, hereby assign, and agree to assign, to the Company all right, title, and interest in and to such Work Product, including but not limited to all Proprietary Rights, including all extensions and renewals thereof. You further agree to provide, without additional compensation, all assistance reasonably requested by the Company, both during and subsequent your employment with the Company, in the establishment, preservation, and enforcement of the Company’s rights in the Work Product. This provision shall survive the termination of this Agreement indefinitely.

a.	You agree to the following:

	(i)	The term “Proprietary Rights” will mean all trade secrets, trademarks, service marks, patents, copyrights, mask works, and other intellectual property rights throughout the world.
	(ii)	You agree that upon termination of your employment with the Company for any reason, you will immediately return to the Company all Confidential Information and any other property of the Company within your possession or under your control and shall not at any time thereafter reproduce or copy same.
	(iii)	Pursuant to 18 U.S.C. § 1833(b), you have been and are hereby advised that you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b.	Irreparable Injury. You acknowledge and agree that your breach of the obligations under this Paragraph 11 would cause irreparable injury and damage. You, therefore, expressly agree that the Company shall be entitled to injunctive and/or other equitable relief available under law to prevent a breach of those obligations, and to secure the enforcement, in addition to all other remedies available to the Company under this agreement or otherwise, in a court of competent jurisdiction.

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12. Other Understanding.

a.	This letter will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understanding, whether in writing or oral. This letter may only be amended or modified in writing signed by both you and the Company. The headings in this letter are for convenience and reference only and are not intended to modify or affect the meaning of any of the terms in this letter.

b.	Upon your hire you will receive access to the Company’s policies, which summarize our benefits, work rules and policies. You agree to read and comply with these policies as a condition of your employment.

c.	You agree to avoid all activities and other actions that might conflict with, or that might appear to conflict with, the interests of the Company, to the fullest extent permitted by law.

d.	As required by federal immigration law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. Such documentation must be provided to the Company within three (3) business days of your Start Date, or our employment relationship may be immediately terminated.

e.	By signing this agreement, you are representing to the Company that to the best of your knowledge, you are under no contractual commitments, including without limitation, any confidentiality, non- disclosure, non-competition agreement, or similar type of agreement with any third-party, that would restrict your ability to perform your duties or otherwise work for the Company.
f.	This agreement shall be construed in accordance with the laws of the State of Ohio.

We look forward to your favorable reply and to working with you. You may accept this offer of employment and the terms and conditions thereof by signing the enclosed additional copy of this letter agreement and returning it to me by May 1st, 2024, which execution will evidence your agreement to the terms and conditions set forth herein and therein and returning them to bonnie.morgan@mobileit.com.

Sincerely,

/s/ Stephanie Hogue
Name: Stephanie Hogue Title: President

ACCEPTED AND AGREED:

/s/ Paul Gohr

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